Press Release

Exhibit 99.1

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS RESULTS,

ENDS 2008 WITH $230 MILLION IN UNRESTRICTED CASH

Tulsa, Oklahoma, February 18, 2009: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the fourth quarter and year ended December 31, 2008. The net loss for the 2008 fourth quarter was $72.2 million, or $3.36 per diluted share, compared to a net loss of $30.6 million, or $1.45 per diluted share, for the comparable 2007 quarter. The net loss for the fourth quarter of 2008 included a loss of $0.93 per diluted share related to a decrease in fair value of derivatives, as compared to a loss of $0.57 per diluted share in last year’s fourth quarter. In addition, the fourth quarter loss for 2008 included non-cash charges of $0.61 per diluted share related to the write-off of capitalized costs associated with certain information technology initiatives and substantially all the long-lived assets utilized in the Company’s Canadian operations. Non-cash charges totaled $0.01 in the fourth quarter of 2007.

The Non-GAAP net loss for the 2008 fourth quarter was $39.1 million, or $1.82 loss per diluted share, compared to a net loss of $18.2 million, or $0.86 loss per diluted share for the 2007 fourth quarter. Non-GAAP net income (loss) excludes the (increase) decrease in fair value of derivatives and the non-cash charges related to the impairment of goodwill and long-lived assets, net of related tax impact. A reconciliation of non-GAAP to GAAP results is included in Table 3.

“In our third quarter press release dated November 5, 2008 we disclosed that the Company expected a significant loss during the fourth quarter. As expected, the new management team found the operating environment extremely difficult as the overall deterioration in the economy resulted in a significant decline in consumer demand, while industry-wide de-fleeting issues negatively impacted revenue per day. The combination resulted in a nine percent revenue decline on a year over year basis. On the cost side, the lack of liquidity in the retail credit market depressed demand levels at used vehicle auctions, resulting in further deterioration of vehicle residual values, driving our fleet depreciation costs above expectations and historical levels,” said Scott L. Thompson, President and Chief Executive Officer.

For the quarter ended December 31, 2008, the Company’s total revenue was $355.1 million, as compared to $389.2 million for the comparable 2007 period. Rental revenue for the quarter was $336.7 million, a decrease of 9.8 percent, as compared to the same period in 2007. The decline was driven by a 6.8 percent decrease in revenue per day and a 3.2 percent deterioration in rental days.

Per vehicle depreciation costs increased approximately 16.0 percent in the fourth quarter of 2008 compared to the fourth quarter of 2007 due to the decline in residual values resulting from the deterioration of the used vehicle market. The fourth quarter average fleet was down approximately 3 percent compared with last year’s fourth quarter. Vehicle utilization, a measure of fleet efficiency, was 80.3 percent, consistent with last year’s fourth quarter.

Full Year Results

For the year ended December 31, 2008, the net loss was $340.4 million, or $15.93 loss per diluted share. For the year ended December 31, 2007, net income was $1.2 million, or $0.05 per diluted share. The 2008 results included a $13.02 loss per diluted share related to the impairment of goodwill and long-lived assets compared to a $0.09 loss per diluted share in the 2007 results. Total revenue for the period was $1.7 billion, a decrease of 3.6 percent over the comparable period in 2007.

The non-GAAP loss per diluted share for the year ended December 31, 2008, was $1.91 compared to non-GAAP income per diluted share of $1.11 for the same time period in 2007. Non-GAAP net income (loss) excludes the (increase) decrease in fair value of derivatives and the non-cash charges related to the impairment of goodwill and long-lived assets, net of related tax impact. A reconciliation of non-GAAP to GAAP results is included in Table 3.

As of December 31, 2008, the Company had tangible net worth of approximately $185 million, or $8.56 per share.

Liquidity and Capital Resources

As of December 31, 2008, the Company had $230 million of unrestricted cash and was in full compliance with all of the financial covenants under its various financing arrangements with lenders.

The Company is continuing to work with its senior secured credit facility lenders to modify certain terms of that facility, and based on current facts and circumstances, expects to complete that amendment prior to the February 28, 2009 expiration date of the current amendment. Based on the Company’s unrestricted cash available at December 31, 2008 and its current operating forecast, the Company believes it has sufficient liquidity to reduce its term debt if needed to ensure continued compliance with the leverage ratio test under the senior secured credit facility.

As part of the Company’s de-leveraging of its balance sheet, the Company repaid in full both the Conduit and Liquidity vehicle financing facilities in February 2009, reducing its vehicle-related debt and restricted cash by $490 million. The Company’s next scheduled debt maturity under its medium term note program will occur in the first quarter of 2010 when $400 million of those facilities begin amortizing over a six-month period.

Outlook

The Company expects 2009 will continue to be a difficult operating environment as uncertainty surrounding the timing of the U.S. economic recovery will continue to weigh on consumer confidence. At the same time, challenges with credit markets and used vehicle residuals are expected to continue to impact fleet capacity and possibly fleet costs.

Vehicle rental revenues are estimated to be down 6 to 12 percent for the full year of 2009 compared to 2008.

“The rental car industry is facing a multiple of external factors that have combined to put pressure on major aspects of our business. As we move forward in 2009, our primary objective is preservation of liquidity and enhancement of operating cash flow to ensure that we maintain maximum flexibility to address the uncertainties ahead. The new management team took a number of critical steps during its first 100 days to position the Company to meet this objective, including:

•	instituting new revenue management initiatives to enhance revenue
•	completing significant personnel reductions to lower future operating costs
•	reducing our overall fleet size to right-size the business to expected demand levels
•	extending fleet holding periods to lower finance costs and mitigate declines in residual values
•	entering into a multi-year secondary supply agreement with Ford Motor Company to provide an alternative source of vehicles to meet our customer needs
•	closing certain marginal and non-profitable locations
•	obtaining approval from our financing sources to operate a fleet of 100% risk vehicles, thus reducing credit exposure to automobile manufacturers for residual value guarantees

Reacting and adapting quickly to volatile changes in the marketplace will be key to our 2009 success. By streamlining our organization and management structure, we believe we are positioned to react effectively as conditions change,” said Thompson.

The Company noted that its January 2009 revenues were consistent on a year-over-year basis due to an increase in rate per day that offset a single digit decline in rental days.

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. fourth quarter and full year 2008 earnings conference call will be held on Wednesday, February 18, 2009, at 10:00 a.m. (CST). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, www.dtag.com, or by dialing 800-857-9818 (domestic) or 517-308-9296 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through March 4, 2009, by calling 800-873-2041 (domestic) or 203-369-4005 (international). The replay will also be available via the corporate Web site for one year.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in over 70 countries. Dollar and Thrifty have over 700 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 6,800 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com or the brand sites atwww.dollar.comand www.thrifty.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results include the impact of persistent pricing and demand pressures, particularly in light of the continuing volatility in the global financial markets, constrained credit markets and concerns about global economic prospects, which have continued to depress consumer confidence and spending levels and could affect the ability of our customers to meet their payment obligations to us; the financial performance and prospects of our principal vehicle supplier and whether the challenges facing the U.S. automotive industry abate and, if not, whether further federal funding will be available in sufficient amounts to stabilize the industry; volatility in gasoline prices; the impact of pricing and other actions by competitors, particularly if demand deteriorates further; airline travel patterns, including further disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions; the cost and other terms of acquiring and disposing of automobiles and the impact of current adverse conditions in the used car market on our ability to reduce our fleet capacity as and when projected by our plans; our ability to manage our fleet mix to match demand and reduce vehicle depreciation costs, particularly as we increase the level of Non-Program Vehicles (those without a guaranteed residual value) and our exposure to the used car market; our ability to obtain cost-effective financing as needed without unduly restricting operational flexibility, particularly if global economic conditions deteriorate further; our ability to comply with financial covenants or to obtain necessary amendments or waivers, and the impact of the terms of those amendments, such as potential reductions in lender commitments; our ability to manage the consequences under our financing agreements of a default by any of the Monolines that provide credit support for our asset backed financing structures; whether counterparties under our derivative instruments will continue to perform as required; whether ongoing governmental and regulatory initiatives in the United States and elsewhere to stabilize the financial markets will be successful; the effectiveness of other actions we take to manage costs and liquidity and whether further reductions in the scope of our operations will be necessary; disruptions in information and communication systems we rely on, including those relating to methods of payment; access to reservation distribution channels; the cost of regulatory compliance and the outcome of pending litigation; local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed; and the impact of natural catastrophes and terrorism. Forward-looking statements should be considered in light of information in this press release and other filings with the Securities and Exchange Commission (the “SEC”).

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Tables 3 and 4 to this release.

Contacts:

Financial:	H. Clifford Buster III	Media: Chris Payne
Chief Financial Officer	Senior Manager
(918) 669-3277	Corporate Communications
(918) 669-2236
chris.payne@dtag.com

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	December 31,		Total revenues
	2008	2007	2008	2007

Revenues:
Vehicle rentals	$336,731	$373,306	94.8%	95.9%
Other	18,378	15,898	5.2%	4.1%

Total revenues	355,109	389,204	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	199,550	214,366	56.2%	55.1%
Vehicle depreciation and lease charges, net	132,739	120,176	37.4%	30.9%
Selling, general and administrative	53,453	49,006	15.1%	12.6%
Interest expense, net	27,533	25,809	7.7%	6.6%
Goodwill and long-lived asset impairment	16,678	500	4.7%	0.1%

Total costs and expenses	429,953	409,857	121.1%	105.3%

(Increase) decrease in fair value of derivatives	34,071	20,788	9.6%	5.3%

Loss before income taxes	(108,915)	(41,441)	(30.7%)	(10.6%)

Income tax benefit	(36,737)	(10,860)	(10.4%)	(2.7%)

Net loss	$(72,178)	$(30,581)	(20.3%)	(7.9%)

Loss per share: (a)
Basic	$(3.36)	$(1.45)
Diluted	$(3.36)	$(1.45)

Weighted average number
of shares outstanding: (a)
Basic	21,469,360	21,109,679
Diluted	21,469,360	21,109,679

Table 1 (Continued)

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Year ended		As % of
	December 31,		Total revenues
	2008	2007	2008	2007

Revenues:
Vehicle rentals	$1,616,153	$1,676,349	95.2%	95.2%
Other	81,840	84,442	4.8%	4.8%

Total revenues	1,697,993	1,760,791	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	888,294	887,178	52.3%	50.4%
Vehicle depreciation and lease charges, net	539,406	477,853	31.8%	27.1%
Selling, general and administrative	213,734	230,515	12.6%	13.1%
Interest expense, net	110,424	109,728	6.5%	6.3%
Goodwill and long-lived asset impairment	366,822	3,719	21.6%	0.2%

Total costs and expenses	2,118,680	1,708,993	124.8%	97.1%

(Increase) decrease in fair value of derivatives	36,114	38,990	2.1%	2.2%

Income (loss) before income taxes	(456,801)	12,808	(26.9%)	0.7%

Income tax expense (benefit)	(116,379)	11,593	(6.9%)	0.6%

Net income (loss)	$(340,422)	$1,215	(20.0%)	0.1%

Earnings (loss) per share: (a)
Basic	$(15.93)	$0.05
Diluted	$(15.93)	$0.05

Weighted average number
of shares outstanding: (a)
Basic	21,375,589	22,580,298
Diluted	21,375,589	23,625,612

(a) Because the Company incurred a loss from continuing operations during the fourth quarters of 2008 and 2007 and for the year ended December 31, 2008, outstanding stock options, performance awards and employee and director compensation shares deferred are anti-dilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

Note:  Certain reclassifications have been made to the 2007 financial information to conform to the classifications used in 2008.

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended		Year ended
	December 31, 2008		December 31, 2008

OPERATING DATA:
Vehicle Rental Data: (includes franchise acquisitions)

Average number of vehicles operated	107,654		120,309
% change from prior year	(3.1%	)	(2.6%	)
Number of rental days	7,956,066		36,879,641
% change from prior year	(3.2%	)	(0.9%	)
Vehicle utilization	80.3%		83.8%
Percentage points change from prior year	-0.1 p.p.		1.2 p.p.
Average revenue per day	$42.32		$43.82
% change from prior year	(6.8%	)	(2.7%	)
Monthly average revenue per vehicle	$1,043		$1,119
% change from prior year	(6.9%	)	(1.0%	)

Average depreciable fleet	109,085		123,673
% change from prior year	(4.6%	)	(3.4%	)
Monthly average depreciation (net) per vehicle	$406		$363
% change from prior year	16.0%		16.7%

FINANCIAL DATA: (in millions) (unaudited)
Non-vehicle depreciation and amortization	$8		$30
Non-vehicle interest expense	5		17
Non-vehicle interest income	(1)		(4)
Non-vehicle capital expenditures (excludes acquisitions)	5		29
Franchise acquisitions	1		2
Cash paid for (refund of) income taxes	(10)		(9)

Table 2 (continued)

Selected Balance Sheet Data
(In millions)

	December 31,
	2008	2007

	(Unaudited)

Cash and cash equivalents	$230	$101
Restricted cash and investments	597	133
Revenue-earning vehicles, net	1,946	2,808

Vehicle debt	2,310	2,408
Non-vehicle debt (corporate debt)	178	249
Stockholders' equity	215	579

Tangible Net Worth Calculation
(In millions, except share and per share data)

	December 31,
	2008	2007

	(Unaudited)

Stockholders' equity	$215	$579
Less: Goodwill	-	281
Less: Intangible assets, net	30	104
Tangible net worh	$185	$194

Shares outstanding	21,624,752	21,488,352

Tangible net worth per share	$8.56	$9.03

Table 3

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Non-GAAP pretax income (loss), Non-GAAP net income (loss) and Non-GAAP EPS exclude the impact of the (increase) decrease in fair value of derivatives and the impact of goodwill and long-lived asset impairments, net of related tax impact (as applicable), from the reported GAAP measure. Due to volatility resulting from the mark-to-market treatment of the derivatives and the nature of the non-cash impairments, the Company believes non-GAAP measures provide an important assessment of year over year operating results. See table below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP pretax income (loss) per the income statement to non-GAAP pretax income (loss):

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007

	(in thousands)		(in thousands)

Income (loss) before income taxes - as reported	$(108,915)	$(41,441)	$(456,801)	$12,808

(Increase) decrease in fair value of derivatives	34,071	20,788	36,114	38,990

Goodwill and long-lived asset impairment	16,678	500	366,822	3,719

Pretax income (loss) - non-GAAP	$(58,166)	$(20,153)	$(53,865)	$55,517

The following table reconciles reported GAAP net income (loss) per the income statement to non-GAAP net income (loss):

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007

	(in thousands)		(in thousands)

Net income (loss) - as reported	$(72,178)	$(30,581)	$(340,422)	$1,215

(Increase) decrease in fair value of derivatives, net of tax	20,070	12,106	21,271	22,813

Goodwill and long-lived asset impairment, net of tax	13,058	301	278,241	2,236

Net income (loss) - non-GAAP	$(39,050)	$(18,174)	$(40,910)	$26,264

The following table reconciles reported GAAP diluted earnings (loss) per share ("EPS") to non-GAAP diluted EPS:

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007

EPS, diluted - as reported	$(3.36)	$(1.45)	$(15.93)	$0.05

EPS impact of (increase) decrease in fair value of derivatives, net of tax	0.93	0.57	1.00	0.97

EPS impact of goodwill and long-lived asset impairment, net of tax	0.61	0.01	13.02	0.09

EPS, diluted - non-GAAP	$(1.82)	$(0.86)	$(1.91)	$1.11

Note:  Certain reclassifications have been made to the 2007 financial information to conform to the classifications used in 2008.

Table 4

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items specified in the Company's Senior Secured Credit Facility. The Company believes Corporate Adjusted EBITDA is important as it is utilized in the calculation of financial covenants in the Company's credit agreement and provides investors with a supplemental measure of the Company's liquidity by adjusting earnings to exclude non-cash items consistent with the requirements in the Company's financial covenants. The Company has revised its calculation of Corporate Adjusted EBITDA for all periods presented to be consistent with the Company's credit agreement. EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, operating performance, cash flow or liquidity. Corporate Adjusted EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007

	(in thousands)		(in thousands)

Reconciliation of Net income (loss) to
Corporate Adjusted EBITDA

Net income (loss) - as reported	$(72,178)	$(30,581)	$(340,422)	$1,215

(Increase) decrease in fair value of derivatives	34,071	20,788	36,114	38,990
Non-vehicle interest expense	5,275	5,670	17,620	16,068
Income tax expense (benefit)	(36,737)	(10,860)	(116,379)	11,593
Non-vehicle depreciation	6,216	5,606	22,722	21,704
Amortization	2,011	1,711	7,355	6,386
Non-cash stock incentives	1,563	888	3,917	7,682
Goodwill and long-lived asset impairment	16,678	500	366,822	3,719
Asset Write-off / Other	(280)	163	-	178

Corporate Adjusted EBITDA	$(43,381)	$(6,115)	$(2,251)	$107,535

Reconciliation of Corporate Adjusted EBITDA
to Cash Flows From Operating Activities
Corporate Adjusted EBITDA	$(43,381)	$(6,115)	$(2,251)	$107,535

Vehicle depreciation, net of gains/losses from disposal	132,545	119,708	538,250	474,967
Non-vehicle interest expense	(5,275)	(5,670)	(17,620)	(16,068)
Change in assets and liabilities, net of acquisitions, and other	(112,753)	(60,232)	(48,703)	(29,124)
Net cash provided by (used in) operating activities	$(28,864)	$47,691	$469,676	$537,310

Memo:
Net cash provided by (used in) investing activities	$196,864	$72,787	$(161,260)	$(446,309)
Net cash used in financing activities	$(147,566)	$(209,220)	$(179,805)	$(181,957)

Note:  Certain reclassifications have been made to the 2007 financial information to conform to the classifications used in 2008.